Exhibit 10.14

FIRST AMENDMENT TO

INTEREST PURCHASE AGREEMENT

([name of unitholder] –             %)

This First Amendment to Interest Purchase Agreement (this “Amendment”) is made and entered into as of                     , 2005, between                      (“[name of unitholder]”) and Inergy Holdings, LLC, a Delaware limited liability company (“Holdings”).

On                         , 20            , the parties entered into an Interest Purchase Agreement (the “Original Agreement”). Pursuant to the terms of the Original Agreement, Holdings issued and sold to [name of unitholder] an Interest in Holdings as a Non-Voting Member with a Percentage Interest of             % in exchange for an aggregate cash payment to Holdings from [name of unitholder] of $            .

It is anticipated that Holdings will convert from a Delaware limited liability company to a Delaware limited partnership (the “Conversion”) in connection with its initial public offering of common units representing limited partner interests (“Common Units”). As a result of the conversion of Holdings to a Delaware limited partnership, the Interests of all members of Holdings are expected to convert into Common Units.

The parties desire to amend the Original Agreement to document their continuing obligations to one another with respect to the Common Units that will be issued at the time of Holdings’ conversion to a Delaware limited partnership.

Accordingly, the parties hereby agree as follows:

1. Defined Terms.

(a) All capitalized terms used in this Amendment and not otherwise defined herein have the meanings assigned to such terms in the Original Agreement.

(b) The term “Purchased Common Units” means all of the Common Units of Holdings issued to [name of unitholder] upon the conversion of Holdings to a Delaware limited partnership in exchange for the Interest in Holdings that [name of unitholder] acquired pursuant to the Original Agreement (which is expected to be              Common Units), as may be adjusted from time to time as a result of any dividend, split or other change in the character or amount of the Common Units generally .

2. Holdings’ Call. At the time of the Conversion, paragraph 4 of the Original Agreement will be deleted in its entirety and the following new paragraph 4 will be inserted in lieu thereof:

4. Holdings’ Call.

(a) If, on or prior to             , 20            , [name of unitholder] resigns his employment with the General Partner, or an Affiliate of the General Partner as the case may be, for other than Good Reason (as defined in the Employment Agreement) or is terminated by the General Partner or such Affiliate for Cause (as defined in the Employment Agreement), Holdings shall have the right and option, but not the obligation, to purchase, for cash, part or all of the Purchased Common Units for an amount equal to (A) times (B), where (A) equals the number of Purchased Common Units being purchased by Holdings and (B) equals $            ; provided that if the number of Common Units is adjusted as a result of any dividend, split or other change in the character or amount of the Common Units generally, the amount in (B) shall be increased or decreased appropriately. For example, if the number of Purchased Common Units at the time of the Conversion was             , [name of unitholder] were to resign for other than Good Reason on January 1, 2006 and on September 30, 2005, Holdings effected a two-for-one Common Unit split, the number of Purchased Common Units under (A) would be              (assuming Holdings elected to purchase all of the Purchased Common Units) and the price in (B) would be $            , for an aggregate purchase price of $            .

(b) The purchase price provided for in paragraph 4(a) above shall be reduced by the amount, if any, by which any distribution made by Holdings with respect to the Common Units being purchased by Holdings is in excess of the portion of Holdings’ net income allocated to such Common Units (on an aggregate basis and excluding any Section 754 adjustments) during the period such Common Units are held by [name of unitholder], but in no event shall the purchase price be less than $0.00 per Common Unit. For example, if in the example in paragraph 4(a) above net income of Holdings allocated to [name of unitholder] with respect to the              Common Units being purchased by Holdings was $150,000 and distributions made by Holdings on such              Common Units were $275,000 so that distributions exceeded income allocation by $125,000, then the purchase price would be $             (i.e., $             minus $125,000).

(c) Holdings’ option under paragraph 4(a) above shall be exercisable by Holdings by giving written notice thereof to [name of unitholder] on or before sixty (60) days after the date [name of unitholder] ceases to be employed by the General Partner or one of its Affiliates, specifying in such notice of exercise the number of Purchased Common Units Holdings would be purchasing and the time of closing, which time shall not be more than thirty (30) days after the date such notice of exercise is given. The closing shall be held at the principal offices of Holdings. At such closing, [name of unitholder] shall execute such instruments, documents and agreements as Holdings may reasonably request to properly assign the Common Units being purchased and Holdings shall make payment to [name of unitholder] of the purchase price.

3. [name of unitholder]’s Put. At the time of the Conversion, paragraph 5 of the Original Agreement will be deleted in its entirety and the following new paragraph 5 will be inserted in lieu thereof:

5. [name of unitholder]’s Put.

(a) If, on or prior to                         , 20            , [name of unitholder] resigns his employment with the General Partner, or an Affiliate of the General Partner as the case may be, for Good Reason or is terminated by the General Partner or such Affiliate without Cause, [name of unitholder] shall have the right and option, but not the obligation, to sell, for cash, part or all of the Purchased Common Units for an amount equal to (A) times (B), where (A) equals the number of Purchased Common Units being purchased by Holdings and (B) equals $            ; provided that if the number of Common Units is adjusted as a result of any dividend, split or other change in the character or amount of the Common Units generally, the amount in (B) shall be increased or decreased appropriately.

(b) The purchase price provided for in paragraph 5(a) above shall be reduced by an amount, if any, by which any distribution made by Holdings with respect to the Common Units being purchased by Holdings is in excess of the portion of Holdings’ net income allocated to such Common Units (on an aggregate basis and excluding any Section 754 adjustments) during the period such Common Units are held by [name of unitholder], but in no event shall the purchase price be less than $0.00 per Common Unit.

(c) [name of unitholder]’s option under paragraph 5(a) above shall be exercisable by [name of unitholder] by giving written notice thereof to Holdings on or before sixty (60) days after the date [name of unitholder] ceases to be employed by the General Partner or one of its Affiliates, specifying in such notice of exercise the number of Purchased Common Units [name of unitholder] will be selling and the time of closing, which time shall not be more than thirty (30) days after the date such notice of exercise is given. The closing shall be held at the principal offices of Holdings. At such closing, [name of unitholder] shall execute such instruments, documents and agreements as Holdings may reasonably request to properly assign the Common Units being purchased and Holdings shall make payment to [name of unitholder] of the purchase price; provided, however, Holdings may, at its election, pay a portion of the purchase price in cash (but not less than 20% of the purchase price) and the balance in four equal consecutive annual installments commencing one year after the Closing, with interest on the unpaid portion at the Prime Rate in effect from time to time, payable at the time annual installments are payable. As used herein, “Prime Rate” means the base rate posted by at least 75% of the thirty (30) largest banks as published in The Wall Street Journal, or if discontinued, the prime or reference rate as announced by JPMorgan Chase Bank, N.A., from time to time.

4. Restriction on Transfer.

(a) Without the prior written consent of Holdings, [name of unitholder] may not give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber any of the Purchased Common Units until             , 20            .

(b) Until ____________, 20___, each certificate representing any of the Purchased Common Units will be endorsed with the legend set forth below. On or after ____________, 20___, [name of unitholder] may require Holdings to remove such legend.

THE COMMON UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON RESALE, TRANSFER AND OTHER LIMITATIONS UNTIL             , 20             AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR ENCUMBERED EXCEPT IN CONFORMITY WITH THE TERMS OF THE FIRST AMENDMENT TO INTEREST PURCHASE AGREEMENT ([NAME OF UNITHOLDER] –             %), DATED             , 2005, BETWEEN [NAME OF UNITHOLDER] AND INERGY HOLDINGS, LLC.

5. Miscellaneous.

(a) Except as expressly amended hereby, all of the terms, conditions and provisions of the Original Agreement will remain unamended and in full force and effect in accordance with its terms, and the Original Agreement, as amended hereby, is hereby ratified and confirmed. The amendments provided herein must be limited precisely as drafted and do not constitute an amendment of any other term, condition or provision of the Original Agreement.

(b) References in the Original Agreement to “Agreement”, “hereof”, “herein” and words of similar impact are deemed to be a reference to the Original Agreement as amended by this Amendment.

(c) Any notice or communication under the Original Agreement or this Amendment shall be effective only if it is in writing and personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to Holdings:	With a copy to:	With a copy to:

John J. Sherman	Laura L. Ozenberger	Paul E. McLaughlin
Inergy Holdings	Inergy Holdings	Stinson Morrison Hecker LLP
Two Brush Creek Blvd.,	Two Brush Creek Blvd.,	1201 Walnut Street
Suite 200	Suite 200	Kansas City, Missouri 64106-2150
Kansas City, Missouri 64112	Kansas City, Missouri 64112

If to [name of unitholder]:

[name of unitholder]

or such other persons and/or addresses as shall be furnished in writing by any party to the other party, and shall be deemed to have been given as of the date when so personally delivered, three (3) days after when so deposited with the United States mail properly addressed or the next day when delivered during business hours to such overnight delivery service properly addressed, as the case may be, unless the sending party has actual knowledge that such notice was not received by the intended recipient.

(d) This Amendment is binding upon and is for the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided herein, nothing in this Amendment, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies or obligations or liabilities under or by reason of this Amendment.

(e) Neither this Amendment nor any of the rights or duties of any party hereto may be transferred or assigned to any person except by a written agreement executed by all of the parties hereto; provided, however, that Holdings may assign any or all of its rights hereunder in connection with a merger, consolidation or sale of substantial assets of Holdings, the General Partner or the MLP.

(f) This Amendment may not be amended or modified except by a writing signed by each of the parties hereto. The failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No waiver of the performance or breach of, or default under, any condition or obligation hereof shall be deemed to be a waiver of any other performance, or breach of, or default under the same or any other condition or obligation of this Amendment.

(g) This Amendment and the Original Agreement embody the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no agreements, representations or warranties between the parties other than those set forth or provided herein or therein.

(h) This Amendment shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Missouri applicable to agreements made and to be performed entirely within such state, including all matters of enforcement, validity and performance.

(i) The parties hereto represent that in the negotiation and drafting of this Amendment they have been represented by and have relied upon the advice of counsel of their choice. The parties affirm that their counsel have both had a substantial role in the drafting and the negotiation of this Amendment and, therefore, this Amendment shall be deemed drafted by all of the parties hereto and the rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Amendment.

(j) This Amendment may be executed in any number of counterparts, each of which is deemed to be an original and all of which constitute one agreement that is binding upon the parties, notwithstanding that all parties are not signatories to the same counterpart.

The parties have executed this First Amendment to Interest Purchase Agreement as of the date set forth in the introductory clause.

[NAME OF UNITHOLDER] INERGY HOLDINGS, LLC

By:
Name: John J. Sherman Title: President and CEO